SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 27, 1996



                      EQUIPMENT ASSET RECOVERY FUND, L.P.
             (Exact name of registrant as specified in its charter)



         Texas                       01-13532              11-2661586
State or other jurisdiction         Commission            IRS Employer
    of incorporation                File Number         Identification No.


3 World Financial Center, 29th Floor
New York, NY Attn: Andre Anderson                       10285
Address of principal executive offices                 Zip Code



Registrant's telephone number, including area code (212) 526-3237

Item 2.   ACQUISITION OR DISPOSITION OF ASSETS

On November 27, 1996, Equipment Asset Recovery Fund, L.P. (the "Registrant"), DSC Venture ("DSC") and SFN Corporation ("SFN") sold their crane fleets, related equipment and existing customer crane rental agreements (collectively, the "Assets") to Western Crane Supply, Inc. ("Western"), a Kennewick, Washington- based operator of construction cranes, for a total consideration of $15.9 million cash. The purchase price for the Assets was determined by arms-length negotiations. There is no material relationship between Western and the Registrant or any of its affiliates, any director or officer of the Registrant, or any associate of any such director or officer. Registrant is a venturer in DSC and a shareholder in SFN. Registrant will receive proceeds of approximately $2,863,464 for its crane fleet and will receive approximately $9,576,727 in distributions from DSC and SFN attributable to its interest in the sale proceeds to be received by SFN and DSC from the sale of their crane fleets. The General Partners of the Registrant estimate that the value of the net proceeds from the sale of the Registrant's crane fleet, the value of the Registrant's interests in the proceeds of the sale of DSC's and SFN's crane fleets, and the current book value of the remainder of Registrant's net assets is approximately $350.00 per Limited Partnership unit.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                              EQUIPMENT ASSET RECOVERY FUND, L.P.

                              BY:  EQUIPMENT MANAGEMENT INC.
                                   General Partner



Date: November 27, 1996       BY:  /s/ Moshe Braver
                                   President and Director




Date: November 27, 1996       BY:  /s/ Daniel Palmier
                                   Vice President and
                                   Chief Financial Officer